Exhibit 10.5

English Translation

Commitment Letter

To: Beijing Branch, Industrial and Commercial Bank of China Limited

Beijing Sohu New Media Information Technology Co., Ltd., Fox Information Technology (Tianjin) Limited., and Beijing Sohu New Momentum Information Technology Co., Ltd. (“Applicants” or “Subsidiaries”) are subsidiaries held by Sohu.com Inc. The Subsidiaries intend to apply for financing of RMB800 million from you for daily operation and turnover. The Applicants have entered into the Credit Agreement (No. 0020001453-2017(FAS)00000001 ) with you and the Financial Plan Agent of Private Bank, Industrial &Commercial Bank of China Ltd. Subject to that the above Credit Agreement between you and the Subsidiaries becomes effective and you issue the financed fund according thereto, we make the following irrevocable commitment to you until the Credit Agreement terminates or the principal, interest and costs for realizing the debt under the Credit Agreement are fully repaid:

1.	Where the Applicants are unable to repay the debt, if Sohu.com Inc. intends to sell its shares in Changyou.com Limited (NASDAQ:CYOU, the “Changyou”) in the future, subject to the laws and regulations of the jurisdiction where Changyou locates and of China, we will ensure the proceeds of disposal of such shares to circulate smoothly within Sohu Group to the extent that we directly or indirectly hold the rights to such shares, so that the Applicants will repay the principal and interest of the current financing under the financing agreement in a timely manner.

2.	Where the Applicants are unable to repay the debt, if Sohu.com Inc. does not sell its shares in Changyou, subject to the laws and regulations of the jurisdiction where Changyou locates and of China, we will use our best efforts to procure Changyou to distribute dividends to the extent that we directly or indirectly hold the rights to such shares according to the laws and regulatory requirements of the jurisdiction where Changyou locates, and we will ensure that the dividends obtained shall be circulated smoothly within Sohu Group, so that the Applicants will repay the principal and interest of the current financing under the financing agreement in a timely manner.

3.	We will ensure that the net cash balance in the consolidated statements will not be less than USD 200 million at any time. The net cash balance = the ending balance of monetary fund + the ending balance of the restricted fund relating to interest-bearing debts bearing owed to others + the ending balance of financial products and short-term investment included in other accounting title – the ending balance of interest-bearing debts owed to others – total amount of security for others (excluding the amount of interest-bearing debts owed to others already deducted in the formula).

4.	This commitment letter shall become effective and binding upon us when we affix our seal thereon. This commitment letter shall not be cancelled, withdrawn or modified unilaterally.

Sohu.com Inc. (seal)

Authorized signatory:/s/ Joanna Lv

Date: September 7, 2017